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                                                                  Exhibit 3.2(a)


                            CERTIFICATE OF AMENDMENT

                                       OF

               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                        BORON, LEPORE & ASSOCIATES, INC.



     Boron, LePore & Associates, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), pursuant to Section 242 of the General Corporation Law of the State of Delaware (the "DGCL"), DOES HEREBY CERTIFY:

     FIRST: That the Board of Directors of the Corporation, by unanimous written consent dated February 27, 1997, in accordance with the provisions of
Section 141(f) of the DGCL, duly adopted resolutions in accordance with Section 242 of the DGCL (i) proposing an amendment of the Amended and Restated Certificate of Incorporation of the Corporation, (ii) declaring such amendment to be advisable and in the best interests of the Corporation, and (iii) directing that such amendment be submitted to and be considered by the stockholders of the Corporation entitled to vote thereon for approval by the affirmative vote of such stockholders. Such resolution proposed to amend the Amended and Restated Certificate of Incorporation as follows:

(1) Section A.3 of Article IV of the Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety to provide as follows:

          "3.  Dividends.  The holders of Convertible Preferred Stock shall be
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          entitled, in preference to the holders of any and all other classes of capital stock of the Corporation, to receive, out of funds legally available therefor, cumulative dividends on the Convertible Preferred Stock in cash, at the rate per annum of $.1428571429 per share of Convertible Preferred Stock, subject to proration for partial years on the basis of a 365-day year (the "Convertible Cumulative Preference Dividend"). Such dividends will accumulate commencing as of the date of issuance of the Convertible Preferred Stock and shall be cumulative, to the extent
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          unpaid, whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. Convertible Cumulative Preference Dividends shall become due and payable with respect to any share of Convertible Preferred Stock as provided in Sections A.4, A.5 and A.6. Dividends paid in cash in an amount less than the total amount of such dividends at the time accumulated and payable on all outstanding shares of Convertible Preferred Stock, including fractions, shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. At any time when shares of Convertible Preferred Stock are outstanding and the Convertible Cumulative Preference Dividends have not been paid in full in cash:
          (a) no dividend whatsoever shall be paid or declared, and no distribution shall be made, on any capital stock of the Corporation ranking junior to the Convertible Preferred Stock; and (b) no shares of capital stock of the Corporation ranking junior to the Convertible Preferred Stock shall be purchased, redeemed or acquired by the Corporation and no monies shall be paid into or set aside or made available for a sinking fund for the purchase, redemption or acquisition thereof. If and to the extent such Convertible Cumulative Preference Dividends have been paid in full, however, subject to Section A.8, the holders of Convertible Preferred Stock shall be entitled to receive additional dividends out of funds legally available therefor at such times and in such amounts as the Board of Directors may determine in its sole discretion, provided, however,
                                                          --------  -------
          that no such dividend may be declared or paid on any shares of Convertible Preferred Stock unless at the same time a dividend is declared or paid on all outstanding shares of Common Stock, Class A Common Stock and Class B Common Stock and vice versa, with holders of Convertible Preferred Stock, Common Stock, Class A Common Stock and Class B Common Stock sharing in any such additional dividends as if they constituted a single class of stock and with each holder of a share of Convertible Preferred Stock entitled to receive such dividends based on the number of shares of Common Stock or Class B Common Stock, as the case may be, into which such shares of Convertible Preferred Stock are then convertible hereunder, as contemplated by Section C.3 of this Article IV.



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          All numbers relating to the calculation of dividends pursuant to this
          Section A.3 shall be subject to equitable adjustment in the event of any stock split, combination, reorganization, recapitalization, reclassification or other similar event involving a change in the Convertible Preferred Stock."

     SECOND:   This Certificate of Amendment of the Amended and Restated
Certificate of Incorporation was duly adopted by the unanimous written vote of the stockholders of the Corporation in accordance with the provisions of Section 242 of the DGCL.



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     IN WITNESS WHEREOF, the Corporation has caused this Certificate of
Amendment of the Amended and Restated Certificate of Incorporation to be signed and attested to by the undersigned this 28th day of February, 1997.


                              BORON, LePORE & ASSOCIATES, INC.


                              By:/s/ Patrick G. LePore
                                 -----------------------------------
                                 Patrick G. LePore
                                 President


     ATTEST:


By:

     /s/ Michael W. Foti
     ---------------------------------
     Michael W. Foti
     Secretary




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